Exhibit 3.1

FORM OF
ARTICLES OF AMENDMENT AND RESTATEMENT
OF BIMINI MORTGAGE MANAGEMENT, INC.

BIMINI MORTGAGE MANAGEMENT, INC., a Maryland corporation, having its principal office in Vero Beach, Florida (which is hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                First:  The Corporation desires to amend and restate its Articles of Incorporation;

                Second:  The provisions of the Articles of Incorporation which are now in effect, dated as of May 14, 2004 and as amended hereby in accordance with the Maryland General Corporation Law, are as follows:

ARTICLE I

NAME

The name of the Corporation is Bimini Mortgage Management, Inc. (the “Corporation”).

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the Maryland General Corporation Law as now or hereafter in force.  “REIT” means a real estate investment trust within the meaning of Section 856 through 860 of the Code.

The foregoing enumerated purposes and objects shall be in no way limited or restricted by reference to, or inference from, the terms of any other clause of this or any other article of the Articles of Incorporation of the Corporation, as amended from time to time (the “Charter”) and each shall be regarded as independent; and they are intended to be and shall be construed as powers as well as purposes and objects of the Corporation and shall be in addition to and not in limitation of the general powers of corporations under the General Laws of the State of Maryland.

ARTICLE III

PRINCIPAL OFFICE IN MARYLAND

The street address of the principal office of the Corporation in Maryland is c/o CSC - Lawyers Incorporation Service Company, 11 East Chase Street, Baltimore, MD, 21202.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Corporation in Maryland is CSC - Lawyers Incorporating Service Company, whose address is 11 East Chase Street, Baltimore, MD 21202.  Said resident agent is a Maryland corporation.

ARTICLE V

STOCK

Section 1.       CAPITAL STOCK.  The total number of shares of capital stock the Corporation has authority to issue is 110,000,000 shares, par value $.001 per share, of which 100,000,000 shares are initially classified as “Common Stock,” and 10,000,000 shares are initially classified as “Preferred Stock.”  The aggregate par value of all shares of capital stock is $110,000.  The Board of Directors of the Corporation (the “Board of Directors”) may classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of capital stock.  Of the 100,000,000 shares of Common Stock authorized, 98,000,000 shares shall be designated as “Class A Common Stock,” 1,000,000 shares shall be designated as “Class B Common Stock” and 1,000,000 shares shall be designated as “Class C Common Stock.”

Section 2.       PREFERENCES, VOTING POWERS, RESTRICTIONS, AND LIMITATIONS AS TO DIVIDENDS OF THE CLASS A COMMON STOCK OF THE CORPORATION.

(a)   Voting — Each outstanding share of Class A Common Stock shall have one vote on all matters submitted to a vote of stockholders, including the election of directors.  Holders of shares of Class A Common Stock shall vote together with holders of shares of Class B Common Stock as one class in all matters, except that any matters that would adversely affect the rights and preferences of Class B Common Stock as a separate class shall require a separate approval by holders of a majority of the outstanding shares of Class B Common Stock.

(b)   Dividends — Subject to the provisions of law and any preferences of any classes of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation’s stock, shall be paid ratably on the Class A Common Stock at such time and in such amounts as the Board of Directors may deem advisable.

(c)   Liquidation — In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment of or adequate provision for all known debts, liabilities and preference amounts payable on any preferred stock outstanding:

(i)            liquidation proceeds shall be allocated, on each share of Class A Common Stock outstanding, in an amount equal to the Class A Per Share Preference Amount.  For purposes of this Charter, the “Class A Per Share Preference Amount” means $15.00, adjusted equitably for any stock splits, stock combinations, stock dividends or the like;

(ii)           whenever funds are insufficient to pay in full the Class A Per Share Preference Amount on all shares of Class A Common Stock, the available funds shall be allocated ratably among the outstanding shares of Class A Common Stock;

(iii)          after a payment in full of the Class A Per Share Preference Amount and of any liquidation preference to the holders of shares of any other class of the Corporation’s Common Stock that is entitled to liquidation preferences, holders of all classes of Common Stock shall share ratably in the Corporation’s assets legally available for distribution to the Corporation’s stockholders.

Section 3.       PREFERENCES, VOTING POWERS, RESTRICTIONS, AND LIMITATIONS AS TO DIVIDENDS OF THE CLASS B COMMON STOCK OF THE CORPORATION.

(a)   Voting — Each outstanding share of Class B Common Stock shall have one vote on all matters submitted to a vote of stockholders, including the election of directors.  Holders of shares of Class B Common Stock shall vote together with holders of shares of Class A Common Stock as one class in all matters, except that any matters that would adversely affect the rights and preferences of Class B Common Stock as a separate class shall require a separate approval by holders of a majority of the outstanding shares of Class B Common Stock.

(b)   Dividends — Subject to the provisions of law and any preferences of any classes of stock hereafter classified or reclassified, dividends, including dividends payable in shares of another class of the Corporation’s stock, shall be paid ratably on Class B Common Stock in an amount equal to the dividends paid on shares of Class A Common Stock if, as and when authorized and declared by the Board of Directors out of assets legally available therefor; provided that no dividends may be declared on the shares of Class B Common Stock until such time as cumulative dividends have been paid on shares of Class A Common Stock issued prior to an initial public offering which equal or exceed the difference between $14.13 (which is the agreed book value per share of such Class A Common Stock at the time of issuance of such share of Class A Common Stock) and $15.00 per share.

(c)   Liquidation — In the event of any liquidation, dissolution or winding up of the Corporation, after payment of or adequate provision for all known debts, liabilities and preference amounts payable on any preferred stock outstanding and after payment in full for the holders of shares of Class A Common Stock of the liquidation proceeds pursuant to Section 2(c) of this Article V:

(i)            liquidation proceeds shall be allocated, on each share of Class B Common Stock outstanding, in an amount equal to the Class B Per Share Preference Amount.  For purposes of this Charter, “Class B Per Share Preference Amount” means, as to each share of Class B Common Stock outstanding, its pro rata share of $1.9 million, less the aggregate Class A Per Share Preference Amount with respect to shares of Class A Common Stock issued on conversion of Class B Common Stock;

(ii)           whenever funds are insufficient to pay in full the applicable Class B Per Share Preference Amount and Class C Per Share Preference Amount (as defined below) on all shares of Class B Common Stock and Class C Common Stock, the available funds shall be allocated ratably in accordance with the amount owing to the shares of Class B Common Stock under clause (i) (above) and the amount owing to the shares of Class C Common Stock under Section 4(c)(i) of this Article V;

(iii)          after a payment in full of the Class B Per Share Preference Amount, the Class C Per Share Preference Amount and of any liquidation preference to the holders of shares of any other class of the Corporation’s Common Stock that is entitled to liquidation preferences, holders of all classes of Common Stock shall share ratably in the Corporation’s assets legally available for distribution to the Corporation’s stockholders.

(d)   Conversion — Each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock on the first day of the fiscal quarter following the fiscal quarter during which as of the end of such fiscal quarter, the stockholders’ equity attributable to the Class A Common Stock, calculated on a pro forma basis as if conversion of the Class B Common Stock (or portion thereof to be converted) had occurred, and otherwise determined in accordance with generally accepted accounting principles (as computed by the Company’s auditors and accountants and reported to the Board of Directors within 30 days after the end of such quarter), equals no less than $15.00 per share (adjusted equitably for any stock splits, stock combinations, stock dividends or the like); provided, that the number of shares of Class B Common Stock to be converted into Class A Common Stock in any quarter shall not exceed that number which would cause the pro forma stockholders’ equity attributable to the Class A Common Stock calculated as set forth above to be less than $15.00 per share; and provided further, that such conversions shall continue to occur until all shares of Class B Common Stock shall have been converted into shares of Class A Common Stock.  Following such conversion, all authorized shares of Class C Common Stock shall be cancelled and shall become authorized but unissued shares of Class A Common Stock.

Section 4.       PREFERENCES, VOTING POWERS, RESTRICTIONS, AND LIMITATIONS AS TO DIVIDENDS OF THE CLASS C COMMON STOCK OF THE CORPORATION.

(a)   Voting — Holders of shares of Class C Common Stock shall not be entitled to vote on any matter submitted to a vote of stockholders, including the election of directors, except that any matters that would materially adversely affect the rights and preferences of Class C Common Stock as a separate class shall require a separate approval by holders of a majority of the outstanding shares of Class C Common Stock.

(b)   Dividends — No dividends shall be payable on shares of Class C Common Stock.

(c)   Liquidation — In the event of any liquidation, dissolution or winding up of the Corporation, after payment of or adequate provision for all known debts, liabilities and preference amounts payable on any preferred stock outstanding and after payment in full for the holders of shares of Class A Common Stock of the liquidation proceeds pursuant to Section 2(c) of this Article V:

(i)            liquidation proceeds shall be allocated, on each share of Class C Common Stock outstanding, in an amount equal to the Class C Per Share Preference Amount.  For purposes of this Charter, “Class C Per Shares Preference Amount” means, as to each share of Class C Common Stock outstanding, its pro rata share of $1.9 million, less the aggregate Class A Per Share Preference Amount with respect to shares of Class A Common Stock issued on conversion of Class C Common Stock;

(ii)           whenever funds are insufficient to pay in full the applicable Class B Per Share Preference Amount and Class C Per Share Preference Amount on all shares of Class B Common Stock and Class C Common Stock, the available funds shall be allocated ratably in accordance with the amount owing to the shares of Class B Common Stock under Section 3(c)(i) of this Article V and the amount owing to the shares of Class C Common Stock under clause (i) (above);

(iii)          after a payment in full of the Class B Per Share Preference Amount, the Class C Per Share Preference Amount and of any liquidation preference to the holders of shares of any other class of the Corporation’s Common Stock that is entitled to liquidation preferences, holders of all classes of Common Stock shall share ratably in the Corporation’s assets legally available for distribution to the Corporation’s stockholders.

(d)   Conversion — Each share of Class C Common Stock shall automatically be converted into one share of Class A Common Stock on the first day of the fiscal quarter following the fiscal quarter during which the stockholders’ equity attributable to the Class A Common Stock, calculated on a pro forma basis as if conversion of the Class C Common Stock had occurred and giving effect to the conversion of all of the shares of Class B Common Stock as of such date, and otherwise determined in accordance with generally accepted accounting principles (as computed by the Company’s auditors and accountants and reported to the Board of Directors within 30 days after the end of such quarter), equals no less than $15.00 per share (adjusted equitably for any stock splits, stock combinations, stock dividends or the like); provided, that the number of shares of Class C Common Stock to be converted into Class A Common Stock in any quarter shall not exceed that number which would cause the pro forma stockholders’ equity attributable to the Class A Common Stock calculated as set forth above to be less than $15.00 per share; and provided further, that such conversions shall continue to occur until all shares of Class C Common Stock shall have been converted into shares of Class A Common Stock.

Section 5.       CLASSIFICATION OF STOCK.  Subject to the foregoing, the power of the Board of Directors to classify and reclassify any of the shares of capital stock shall include, without limitation, subject to the provisions of the Charter, authority to classify or reclassify any unissued shares of such stock into a class or classes of preferred stock, preference stock, special stock or other stock, and to divide and classify shares of any class into one or more series of such class, by determining, fixing or altering one or more of the following:

(i)            The distinctive designation of such class or series and the number of shares to constitute such class or series; provided, that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this subparagraph.

(ii)           Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

(iii)          Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

(iv)          Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directors shall determine.

(v)           Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

(vi)          The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

(vii)         Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this subparagraph, and, if so, the terms and conditions thereof.

(viii)        Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Charter.

Section 6.       RANK OF STOCK.  For the purposes hereof and of any articles supplementary to the Charter providing for the classification or reclassification of any shares of capital stock or of any other charter document of the Corporation (unless otherwise provided in any such articles or document), any class or series of stock of the Corporation shall be deemed to rank:

(i)            prior to another class or series either as to dividends or upon liquidation, if the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable on liquidation, dissolution or winding up, as the case may be, in preference or priority to holders of such other class or series;

(ii)           on a parity with another class or series either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates or redemption or liquidation price per share thereof be different from those of such others, if the holders of such class or series of stock shall be entitled to receipt of dividends or amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or redemption or liquidation prices, without preference or priority over the holders of such other class or series; and

(iii)          junior to another class or series either as to dividends or upon liquidation, if the rights of the holders of such class or series shall be subject or subordinate to the rights of the holders of such other class or series in respect of the receipt of dividends or the amounts distributable upon liquidation, dissolution or winding up, as the case may be.

Section 7.       CHARTER AND BYLAWS.  All persons who shall acquire stock in the Corporation shall acquire such stock subject to the provisions of the Charter and the Bylaws.

ARTICLE VI

DIRECTORS AND OFFICERS

The number of directors of the Corporation shall be five, which number may be increased or decreased pursuant to the by-laws of the Corporation, but which shall never be less than the minimum number permitted by the General Laws of the State of Maryland now or hereafter in force.  The names of the directors who shall act until the first meeting or until their successors are duly chosen and qualified are:

Kevin L. Bespolka
Robert E. Cauley
Maureen A. Hendricks

Buford H. Ortale
Jeffrey J. Zimmer

                  The number, titles and duties of the officers of the Corporation shall be as set forth in the by-laws of the Corporation.  The names and titles of the officers who shall act until their successors are duly chosen and qualified are:

Name	Title

Jeffrey J. Zimmer	Chief Executive Officer and President
Robert E. Cauley	Chief Investment Officer, Chief
Financial Officer and Secretary;

ARTICLE VII

CLASSIFIED BOARD OF DIRECTORS

The directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  The term of the initial Class I director (Kevin L. Bespolka) shall terminate on the date of the 2004 annual meeting of stockholders, the term of the initial Class II directors (Robert E. Cauley and Buford H. Ortale) shall terminate on the date of the 2005 annual meeting of stockholders and the term of the initial Class III directors (Maureen A. Hendricks and Jeffrey J. Zimmer) shall terminate on the date of the 2006 annual meeting of stockholders.  At every annual meeting of stockholders, beginning in 2004, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation or removal from office.  Holders of shares of the common stock of the Corporation shall not have the right to cumulative voting in the election of directors.

ARTICLE VIII

PROVISIONS DEFINING THE POWERS OF
THE CORPORATION, DIRECTORS AND STOCKHOLDERS

The following provisions are hereby adopted for the purpose of defining, limiting, and regulating the powers of the Corporation and of the directors and the stockholders:

Section 1.       ISSUANCE OF STOCK.  The Board of Directors is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class or classes, whether now or hereafter authorized, for such consideration as may be deemed by the Board of Directors and without any action by the stockholders.  Prior to issuance of shares of each class or series of preferred stock, the Board of Directors shall fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

Section 2.       PREEMPTIVE RIGHTS.  No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to subscribe for, purchase or otherwise acquire any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, it its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

Section 3.       REMOVAL OF DIRECTORS.  Any director may be removed for cause (as defined herein) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast by the stockholders of the Corporation in the election of the Corporation’s directors.  For the purposes of this Section 3, the term “for cause” shall mean, with respect to any particular director, a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.  Any amendment to this Section 3 must be approved by the stockholders of the Corporation by the affirmative vote of not less than two-thirds of the votes entitled to be cast on the matter.

Section 4.       REIT QUALIFICATION.  If the Corporation elects to qualify for federal income tax treatment as a REIT, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Corporation as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election pursuant to Section 856(g) of the Code. The Board of Directors also may determine that compliance with any restriction on stock ownership and transfers set forth in Article XIII is no longer required for REIT qualification.

ARTICLE IX

RESERVED POWERS OF THE BOARD OF DIRECTORS

The enumeration and definition of particular powers of the Board of Directors included in this Charter shall in no way be limited or restricted by reference to or inference from the terms of any other article of the Charter, or construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the General Laws of the State of Maryland now or hereafter in force.

ARTICLE X

VOTE REQUIRED

Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in this Charter.

ARTICLE XI

INDEMNIFICATION

The Corporation shall indemnify, in the manner and to the fullest extent permitted by law, any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, while a director or officer is or was serving at the request of the Corporation as a director, officer, agent, trustee, partner, member or employee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the fullest extent permitted by law, the indemnification provided herein shall include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. Any repeal or modification of this Article XI shall not result in any liability for a director with respect to any action or omission occurring prior to such repeal or modification.

                The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person.

                The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

ARTICLE XII

LIABILITY

To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

ARTICLE XIII

RESTRICTION ON TRANSFER,
ACQUISITION AND REDEMPTION OF SHARES

Section 1.       DEFINITIONS.  For purposes of this Article XIII, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Equity Stock by a Person who is or would be an actual owner, for federal income tax purposes, of such shares of Equity Stock or who is or would be treated as a constructive owner of such shares of Equity Stock under Section 542(a)(2) of the Code either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Own” and “Beneficially Owned” shall have the correlative meanings.

“Charitable Beneficiary” shall mean a beneficiary of the Trust as determined pursuant to Section 13 of this Article XIII.

“Effective Date” shall mean the date upon which the Articles of Incorporation containing this Article XIII are accepted for record by SDAT.

“Equity Stock” shall mean all outstanding shares of stock of all classes or series of the Corporation, including, without limitation, Common Stock or Preferred Stock.

“Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Ownership Limit is created by the Charter or by the Board of Directors pursuant to Section 10 of this Article XIII.

“Excepted Holder Ownership Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 10 of this Article XIII, the percentage limit established by the Board of Directors pursuant to Section 10 of this Article XIII.

“Excess Stock” shall have the meaning set forth in Section 3 of this Article XIII.

“Excess Share Trust” shall mean the trust created pursuant to Section 13 of this Article XIII.

“Market Price” on any date shall mean, with respect to any class or series of outstanding shares of capital stock, the Closing Price for such capital stock on such date.  The “Closing Price” on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc., Automated Quotation System, or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

“NYSE” shall mean the New York Stock Exchange, Inc.

“Ownership Limit” shall initially mean, with respect to Common Stock, 9.8% of the more restrictive of the aggregate number or value of the outstanding shares of Common Stock of the Corporation and, with respect to Equity Stock, 9.8% of the more restrictive of the aggregate number or value of the outstanding shares of Equity Stock of the Company, in each case, after any adjustment as set forth in Section 9 of this Article XIII, shall mean such percentage as so adjusted.  The Corporation may, in articles supplementary, determine a limit on the ownership of one or more classes or series of its

Preferred Stock (the “Preferred Stock Limit”).  From and after such determination, references to the Ownership Limit herein will include the Preferred Stock Limit, as applicable.  The number and value of shares of the Equity Stock of the Corporation shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include an underwriter which participated in a public offering of the Equity Stock for a period of 30 days following the purchase by such underwriter of shares of the Equity Stock.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock as described below in Section 3 of this Article XIII, the purported beneficial transferee for whom the Purported Record Transferee would have acquired shares of Equity Stock, if such Transfer had not been void under Section 2 of this Article XIII.

“Purported Record Transferee” shall mean, with respect to any purported Transfer which results in Excess Stock as described below in Section 3 of this Article XIII, the record holder of the Equity Stock if such Transfer had not been void under Section 2 of this Article XIII.

“Restriction Termination Date” shall mean the first day after the Effective Date on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“SDAT” shall mean the State Department of Assessments and Taxation of Maryland.

“Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition of Equity Stock, whether direct or indirect, as well as any other event that causes any Person to acquire Beneficial Ownership of Equity Stock (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Equity Stock or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Equity Stock), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.  The terms “Transfers” and “Transferred” shall have the correlative meanings.

“Trust” shall mean the trust created pursuant to Section 13 of this Article XIII.

“Trustee” shall mean the Person that is appointed by the Corporation pursuant to Section 13 of this Article XIII to serve as trustee of the Trust, and any successor thereto.

Section 2.       OWNERSHIP LIMITATION.  (i)  Except as provided in Section 10 of this Article XIII, from the Effective Date until the Restriction Termination Date, no Person, other than an Excepted Holder, shall Beneficially Own shares of Equity Stock in excess of the Ownership Limit, and no Excepted Holder shall Beneficially Own shares of Equity Stock in excess of the Excepted Holder Ownership Limit for such Excepted Holder.

(ii)           Except as provided in Section 10 of this Article XIII, from the Effective Date until the Restriction Termination Date, any Transfer that, if effective, would result in any Person other than an Excepted Holder Beneficially Owning Equity Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such shares of Equity Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such shares of Equity Stock.

(iii)          From the Effective Date until the Restriction Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning Equity Stock in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of Equity Stock which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights in such Equity Stock.

(iv)          From the Effective Date and prior to the Restriction Termination Date, any Transfer that, if effective, would result in the Equity Stock being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such shares of Equity Stock which would be otherwise beneficially owned (within the meaning of Section 856(a) of the Code) by the transferee; and the intended transferee shall acquire no rights in such shares of Equity Stock.

(v)           From the Effective Date until the Restriction Termination Date, any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code or otherwise failing to qualify as a REIT (including, but not limited to, beneficial ownership that would result in the Corporation owning (actually or constructively within the meaning of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code) an interest in a tenant described in Section 856(d)(2)(ii) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856), shall be void ab initio as to the Transfer of the shares of Equity Stock which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code or would cause the Corporation to fail to quality as a REIT; and the intended transferee shall acquire no rights in such shares of Equity Stock.

(vi)          Nothing contained in this Article XIII shall preclude the settlement of any transaction entered into through the facilities of the NYSE.  The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Article XIII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article XIII.

Section 3.       EXCESS STOCK.  (i)  If, notwithstanding the other provisions contained in this Article XIII, from the date of the Effective Date until the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation such that any Person would Beneficially Own Equity Stock in excess of the applicable Ownership Limit or Existing Holder Limit (as applicable), then, except as otherwise provided in Section 10 of this Article XIII, such shares of Equity Stock in excess of such Ownership Limit or Existing Holder Limit (rounded up to the nearest whole share) shall be converted into Excess Stock and be treated as provided in this Article XIII.  Such conversion and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

(ii)           If, notwithstanding the other provisions contained in this Article XIII, at any time from the Effective Date until the Restriction Termination Date, there is a purported Transfer or other change in the capital structure of the Corporation which, if effective, would cause the Corporation to become “closely held” within the meaning of Section 856(h) of the Code or otherwise fail to qualify as REIT, then the shares of Equity Stock being Transferred which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code or otherwise fail to qualify as a REIT

(rounded up to the nearest whole share) shall be converted into Excess Stock and be treated as provided in this Article XIII.  Such conversion and treatment shall be effective as of the close of business on the business day prior to the date of the purported Transfer or change in capital structure.

Section 4.       PREVENTION OF TRANSFER.  If the Board of Directors or its designee shall at any time determine in good faith that a Transfer has taken place in violation of Section 2 of this Article XIII or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution) or Beneficial Ownership of any shares of stock of the Corporation in violation of Section 2 of this Article XIII, the Board of Directors or its designee shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including, but not limited to, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin or rescind such Transfer; provided, however, that any Transfers or attempted Transfers in violation of subparagraphs Sections 2(iv) and (v) of this Article XIII shall automatically result in the conversion and treatment described in Section 3, irrespective of any action (or non-action) by the Board of Directors.

Section 5.       NOTICE TO CORPORATION.  Any Person who acquires or attempts to acquire shares in violation of Section 2 of this Article XIII, or any Person who is or attempts to become a transferee such that Excess Stock results under Section 3 of this Article XIII, shall immediately give written notice or, in the event of a proposed or attempted Transfer, give at least 15 days prior written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

Section 6.       INFORMATION FOR CORPORATION.  From the Effective Date until the Restriction Termination Date, each Person who is a Beneficial Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner shall upon demand provide in writing to the Corporation any information with respect to the direct, indirect and constructive ownership of Equity Stock of the Corporation as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

Section 7.       OTHER ACTION BY BOARD.  Subject to the provisions of Section 19 of this Article XIII, nothing contained in this Article XIII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT or to ensure compliance with the Ownership Limit and the Excepted Holder Ownership Limit.

Section 8.       AMBIGUITIES.  In the case of an ambiguity in the application of any of the provisions of this Article XIII, including any definition contained in Section 1 of this Article XIII, the Board of Directors shall have the power to determine the application of the provisions of this Article XIII with respect to any situation based on the facts known to it.

Section 9.       CHANGE IN OWNERSHIP LIMIT.

(i)            Subject to the limitations provided below, the Board of Directors may from time to time increase or decrease the Ownership Limit and increase or decrease an Excepted Holder Ownership Limit; provided, however, that any decrease may only be made prospectively as to subsequent stockholders (other than a decrease as a result of a retroactive change in existing law that would require a decrease to retain REIT status, in which case such decrease shall be effective immediately).

(ii)           The Ownership Limit for a class or series of Equity Stock may not be increased if, after giving effect to such increase, five or fewer Beneficial Owners of Equity Stock would Beneficially Own, in the aggregate, more than 49.5% in value of the outstanding shares of Equity Stock.

(iii)          Prior to any modification of the Ownership Limit or Existing Holder Limit pursuant to Section 9 of this Article XIII, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT.

Section 10.     EXEMPTIONS BY BOARD.  The Board of Directors may, in its sole discretion, waive the Ownership Limit or Existing Holder Ownership Limit, as the case may be with respect to any particular Person or Persons and may establish or increase an Excepted Holder Ownership Limit for such Person or Persons if evidence satisfactory to the Board of Directors and the Corporation’s tax counsel is presented that the changes in ownership pursuant to such waiver will not cause the Corporation not to continue to be qualified as a REIT and are not reasonably likely to cause the Corporation not to continue to be qualified as a REIT in the future and the Board of Directors otherwise decides that such action is in the best interest of the Corporation.  Such evidence may include a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Board of Directors to the effect that such exemption will not result in the Corporation being “closely held” within Section 856(h) of the Code, and upon such other conditions as the Board of Directors may direct (including, without limitation, representations, warranties and undertaking by the intended transferee).

Section 11.     LEGEND.  (i)  In addition to any other legend required by applicable law or by other provisions hereof, each certificate for shares of Common Stock and other class of Equity Stock shall bear substantially the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH BELOW.  BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 (a) (1), (2), (3) OR (7) UNDER THE SECURITIES ACT), OR (C) HE OR SHE IS AN INDIVIDUAL “ACCREDITED INVESTOR” (AS DEFINED IN RULE 501 (a) (4), (5), OR (6) UNDER THE SECURITIES ACT); (2) AGREES THAT HE, SHE OR IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER THEREOF OR ANY SUBSIDIARY THEREOF, (B) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (D) TO AN INSTITUTIONAL ACCREDITED INVESTOR OR AN INDIVIDUAL ACCREDITED INVESTOR THAT IS ACQUIRING THIS SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF AN INSTITUTIONAL ACCREDITED INVESTOR OR INDIVIDUAL ACCREDITED INVESTOR FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO, OR FOR OFFER OR SALE IN CONNECTION WITH, ANY DISTRIBUTION

OF THE COMMON STOCK, OR (E) IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL SATISFACTORY TO US AND THE PLACEMENT AGENTS); AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST (A “REIT”) UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”).  EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER, AMONG OTHER RESTRICTIONS, NO PERSON MAY BENEFICIALLY OWN SHARES OF COMMON STOCK OR EQUITY STOCK IN EXCESS OF 9.8% (OR SUCH GREATER PERCENTAGE AS MAY BE DETERMINED BY THE BOARD OF DIRECTORS OF THE CORPORATION) OF THE AGGREGATE NUMBER OR VALUE OF THE OUTSTANDING SHARES OF COMMON STOCK OR EQUITY STOCK OF THE CORPORATION.  ANY PERSON WHO ACQUIRES OR ATTEMPTS TO ACQUIRE SHARES OF COMMON STOCK OR EQUITY STOCK IN EXCESS OF THE AFOREMENTIONED LIMITATION, OR ANY PERSON WHO IS OR ATTEMPTS TO BECOME A TRANSFEREE SUCH THAT EXCESS STOCK RESULTS UNDER THE PROVISIONS OF THE CHARTER, SHALL IMMEDIATELY GIVE WRITTEN NOTICE OR, IN THE EVENT OF A PROPOSED OR ATTEMPTED TRANSFER, GIVE AT LEAST 15 DAYS PRIOR WRITTEN NOTICE TO THE CORPORATION OF SUCH EVENT AND SHALL PROVIDE TO THE CORPORATION SUCH OTHER INFORMATION AS IT MAY REQUEST IN ORDER TO DETERMINE THE EFFECT ON ANY SUCH TRANSFER ON THE CORPORATION’S STATUS AS A REIT.  ALL CAPITALIZED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT TO ANY STOCKHOLDER ON REQUEST AND WITHOUT CHARGE.  IF THE RESTRICTIONS ON TRANSFER ARE VIOLATED, THE SECURITIES REPRESENTED HEREBY WILL BE CONVERTED INTO AND TREATED AS SHARES OF EXCESS STOCK THAT WILL BE TRANSFERRED, BY OPERATION OF LAW, TO THE TRUSTEE OF A TRUST FOR THE EXCLUSIVE BENEFIT OF ONE OR MORE CHARITABLE ORGANIZATIONS.

(ii)           In addition to any other legend required by applicable law, each certificate for shares of Preferred Stock shall bear such legend as may be set forth in the articles supplementary with respect to the transferability of such Preferred Stock.

Section 12.     SEVERABILITY.  If any provision of this Article XIII or any application of any such provision is determined to be void, invalid or unenforceable by virtue of any legal decision, statute, rule or regulation, then the Purported Record Transferee may be deemed, at the option of the Corporation, to have acted as an agent of the Corporation in acquiring such shares of Excess Stock and to hold such shares of Excess Stock on behalf of the Corporation and the validity and enforceability of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 13.     TRUST FOR EXCESS STOCK.  Upon any purported Transfer that results in Excess Stock pursuant to Section 3 of this Article XIII, such Excess Stock shall be deemed to have been transferred by operation of law to the Trustee of a trust (the “Trust”) for the exclusive benefit of one or more Charitable Beneficiaries.  The Trustee shall be appointed by the Corporation, and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee or any Purported Record Transferee.  By written notice to the Trustee, the Corporation shall designate one or more non-profit organizations to be the Charitable Beneficiary(ies) of the interest in the Trust representing the Excess Stock such that (a) the shares of Equity Stock, from which the shares of Excess Stock held in the Trust were so converted, would not violate the restrictions set forth in Section 2 of this Article XIII in the hands of such Charitable Beneficiary and (b) each Charitable Beneficiary is an organization described in Sections 170(b)(1)(a), 170(c)(2) and 501(c)(3) of the Code.  The Trustee of the Trust will be deemed to own the Excess Stock for the benefit of the Charitable Beneficiary on the date of the purported Transfer that results in Excess Stock pursuant to Section 3 of this Article XIII.  Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Corporation.  The Purported Record Transferee shall have no rights in such Excess Stock except as expressly provided for in this Article XIII.

Section 14.     DIVIDENDS ON EXCESS STOCK.  Shares of Excess Stock will be entitled to dividends and distributions authorized and declared with respect to the class or series of Equity Stock from which the Excess Stock was converted and will be payable to the Trustee of the Trust in which such Excess Stock is held, for the benefit of the Charitable Beneficiary.  Dividends and distributions will be authorized and declared with respect to each share of Excess Stock in an amount equal to the dividends and distributions authorized and declared on each share of stock of the class or series of Equity Stock from which the Excess Stock was converted.  Any dividend or distribution paid to a Purported Record Transferee of Excess Stock prior to the discovery by the Corporation that Equity Stock has been transferred in violation of the provisions of the Charter shall be repaid by the Purported Record Transferee to the Trustee upon demand.  The Corporation shall rescind any dividend or distribution authorized and declared but unpaid as void ab initio with respect to the Purported Record Transferee, and the Corporation shall pay such dividend or distribution when due to the Trustee of the trust for the benefit of the Charitable Beneficiary.

Section 15.     DISTRIBUTIONS.  Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Directors, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any other distribution of all or substantially all of the assets of the Corporation, each holder of shares of Excess Stock shall be entitled to receive, in the case of Excess Stock converted from Preferred Stock, ratably with each other holder of Preferred Stock and Excess Stock converted from Preferred Stock and having the same rights to payment upon liquidation, dissolution or winding up as such Preferred Stock and, in the case of Excess Stock converted from Common Stock, ratably with each other holder of Common Stock and Excess Stock converted from Common Stock, that portion of the assets of the Corporation available for distribution to its stockholders as the number of shares of the Excess Stock held by such holder bears to the total number of shares of (i) Preferred Stock and Excess Stock then outstanding (in the case of Excess Stock converted from Preferred Stock) and (ii) Common Stock and Excess Stock then outstanding (in the case of Excess Stock converted from Common Stock).

Any liquidation distributions to be distributed with respect to Excess Stock shall be distributed in the same manner as proceeds from the sale of Excess Stock are distributed as set forth in Section 17 of this Article XIII.

Section 16.     VOTING RIGHTS FOR EXCESS STOCK.  Any vote cast by a Purported Record Transferee of Excess Stock prior to the discovery by the Corporation that Equity Stock has been transferred in violation of the provisions of the Charter shall be void ab initio.  While the Excess Stock is held in Trust, the Purported Record Transferee will be deemed to have given an irrevocable proxy to the Trustee to vote the shares of Equity Stock which have been converted into shares of Excess Stock for the benefit of the Charitable Beneficiary.

Section 17.     NON-TRANSFERABILITY OF EXCESS STOCK.  Excess Stock shall be transferable only as provided in this Section 17.  The Trustee shall transfer the Excess Stock to any Person whose ownership of the Excess Stock will not result in the violation of any provision of Section 2 of this Article XIII.  Such transfer shall be made within 60 days after the later of (i) the date of the Transfer which resulted in the Excess Shares, and (ii) the date the Board determines in good faith that a Transfer resulting in Excess Shares has occurred, if the Corporation does not receive a notice of such Transfer pursuant to Section 5 of this Article XIII.  If such transfer is made, the interest of the Charitable Beneficiary in the Excess Stock shall terminate and the proceeds of the sale shall be payable by the Trustee to the Purported Record Transferee and to the Charitable Beneficiary as herein set forth.  The Purported Record Transferee shall receive from the Trustee the lesser of (i) the price paid by the Purported Record Transferee for its shares of Equity Stock that were converted into Excess Stock or, if the Purported Record Transferee did not give value for such shares (e.g., the stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of Excess Stock were converted for the ten trading days immediately preceding such sale or gift, and (ii) the price received by the Trustee from the sale or other disposition of the Excess Stock held in trust.  The Trustee may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 15 of this Article XIII.  Any proceeds in excess of the amount payable to the Purported Record Transferee shall be paid by the Trustee to the Charitable Beneficiary.  Upon such transfer of an interest in the Trust, the corresponding shares of Excess Stock in the Trust shall be automatically exchanged for an equal number of shares of Equity Stock, as applicable, and such shares of Equity Stock, as applicable, shall be transferred of record to the transferee of the interest in the Trust if such shares of Equity Stock, as applicable, would not be Excess Stock in the hands of such transferee.  Prior to any transfer of any interest in the Trust, the Corporation must have waived in writing its purchase rights under Section 18 of this Article XIII.

Section 18.     CALL BY CORPORATION ON EXCESS STOCK.  Shares of Excess Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share payable to the Purported Record Transferee equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the Common Stock or Preferred Stock from which such Excess Stock was converted on the date the Corporation, or its designee, accepts such offer.  The Corporation may reduce the amount payable to the Purported Record Transferee by the amount of dividends and distributions which have been paid to the Purported Record Transferee and are owed by the Purported Record Transferee to the Trustee pursuant to Section 15 of this Article XIII.  The Corporation may pay the amount of such reductions to the Trustee for the benefit of the Charitable Beneficiary.  The Corporation shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Corporation’s receipt of notice pursuant to Section 5 of this Article XIII and (ii) if the Corporation does not receive a notice of such Transfer pursuant to Section 5 of this Article XIII, the date that the Board of Directors determines in good faith that a Transfer resulting in Excess Stock has occurred, but in no event later than a permitted Transfer pursuant to and in compliance with the terms of Section 17 of this Article XIII.

Section 19.     ENFORCEMENT.  The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XIII.

Section 20.     NON-WAIVER.  No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE XIV

ERISA RESTRICTIONS ON TRANSFER AND OWNERSHIP OF CAPITAL STOCK

Section 1.       DEFINITIONS.  For purposes of this Article XIV the following terms shall have the following meanings:

“Benefit Plan Investor” shall mean (i) an employee benefit plan (as defined by Section 3(3) of ERISA), whether or not it is subject to Title I of ERISA;  (ii) a plan described in Section 4975(e) (1) of the Code; (iii) an entity whose underlying assets include (or are deemed for purposes of ERISA or Section 4975 of the Code to include) the assets of any plan described in clause (i) or (ii) above by reason of the plan’s investment in such entity; or (iv) an entity that otherwise constitutes a “benefit plan investor” within the meaning of the Plan Asset Regulation.

“Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“Fair Market Value” shall mean the fair market value as determined at the sole discretion of the Chief Executive Officer or the Board of Directors of the Corporation.

“Plan Asset Regulation” shall mean the plan asset regulation promulgated by the Department of Labor under ERISA at 29 C.F.R. Section 2510.3-101.

“25% Limit” shall mean ownership by Benefit Plan Investors, in the aggregate, of 25% or more of the value of any class of equity interest in the Corporation (calculated by excluding the value of any interest held by any person, other than a Benefit Plan Investor, who has discretionary authority or control with respect to the assets of the Corporation or any person who provides investment advice to the Corporation for a fee (direct or indirect) with respect to such assets, or any affiliate of such person).

Section 2.       OWNERSHIP LIMITATIONS.  Commencing on the Initial Date and terminating as provided in Section 5 below, no Benefit Plan Investor may acquire shares of capital stock if aggregate Benefit Plan Investor ownership of capital stock would meet or exceed the 25% Limit.  Prior to shares of capital stock qualifying as a class of “publicly-offered securities” or the availability of another exception to the “look-through” rule (i.e., the provisions of paragraph (a)(2) of the Plan Asset Regulation), transfers of shares of capital stock to Benefit Plan Investors that would increase aggregate Benefit Plan Investor ownership of shares of capital stock to a level that would meet or exceed the 25% Limit will be void ab initio as to the purported transfer of such number of shares of capital stock that would cause aggregate

Benefit Plan Investor ownership to meet or exceed the 25% Limit, and the purported transferee shall acquire no rights in such shares of capital stock.

Section 3.       CERTAIN PROCEDURES FOR PROVISION AND DELIVERY OF ERISA RELATED TRANSFEREE INFORMATION.  From and after the Initial Date and prior to the date provided in Section 5 below, (i) each transferor shall cause each prospective transferee to provide and each prospective transferee shall provide, assurances as to (A) the prospective transferee’s then-present and future status as a Benefit Plan Investor and (B) the prospective transferee’s then-present and future status as a person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the Corporation or a person who provides investment advice to the Corporation for a fee (direct or indirect) with respect to such assets, or any affiliate of such a person, (ii) no transfer shall be effected in the absence of the receipt of such assurances, and, without limiting any other provision of this Article XIV, any purported transfer in the absence of the receipt by the Company of such assurances shall be void ab initio, and (iii) no transfer shall be effected unless the Corporation or its agent first determines that the 25% Limit would not be exceeded (determined separately for each class of equity securities (including any class with substantial equity features)), based on assurances received from investors, if the proposed transfer were consummated.

Section 4.       NONCOMPLYING TRANSFERS.  Without limiting the consequences of a violation of Sections 2 and 3 above, and otherwise without limiting Sections 2 and 3 above, if there is a purported transfer of shares of capital stock that does not comply with Sections 2 and 3 above, (i) shares of capital stock held by the purported transferee shall be deemed to be stock held in a Trust and, in furtherance of the foregoing, the purportedly transferred shares of capital stock shall be transferred automatically and by operation of law to a Trust (as described in Section 13 of Article XIII above) to be held in accordance with the applicable provisions of Article XIII relating to Trusts, and (iii) the transferee purportedly owning such shares of capital stock shall submit the shares for registration in the name of the Trust.  Such transfer to a Trust and the designation of shares of capital stock as Stock-in-Trust shall be effective as of the close of business on the Business Day prior to the date of the purported transfer.

Section 5.       TERMINATION.  This Section 5 shall cease to apply at such time as shares of capital stock qualify as a class of “publicly-offered securities” or if another exception to the “look-through” rule under the Plan Asset Regulation applies.

Section 6.       LEGEND.  For so long as the Board of Directors deems appropriate, each certificate for shares of capital stock shall bear substantially the following legend:

UNLESS AND UNTIL THIS SECURITY IS PUBLICLY OFFERED AND OTHER CONDITIONS ARE SATISFIED, OR ANOTHER EXCEPTION APPLIES FOR PURPOSES OF THE “PLAN ASSETS” RULES UNDER THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), THIS SECURITY MAY NOT BE HELD BY OR TRANSFERRED TO ANY PERSON UNLESS THAT PERSON HAS FIRST PROVIDED EXPRESS ADVANCE ASSURANCES AS MAY BE REQUIRED BY THE ISSUER REGARDING CERTAIN ERISA MATTERS.  IN ADDITION, WITHOUT LIMITING THE FOREGOING, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON OWNERSHIP AND TRANSFER TO PREVENT THE CORPORATION’S ASSETS FROM BEING TREATED AS PLAN ASSETS UNDER ERISA.  THUS, SUBJECT TO FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY

PROVIDED IN THE CHARTER, PRIOR TO THE DATE THE COMMON STOCK QUALIFIES AS A CLASS OF “PUBLICLY-OFFERED SECURITIES,” OR THE CORPORATION COMPLIES WITH ANOTHER AVAILABLE EXCEPTION UNDER THE 29 C.F.R. § 2510.3-101 ISSUED BY THE U.S. DEPARTMENT OF LABOR (THE “PLAN ASSET REGULATIONS”), THE CORPORATION WILL NOT ALLOW THE SALE, TRANSFER OR DISPOSITION OF THE COMMON STOCK, OTHER EQUITY SECURITIES OR INTERESTS THEREIN UNLESS, FOLLOWING SUCH SALE, TRANSFER OR DISPOSITION, BASED ON ASSURANCES RECEIVED FROM INVESTORS, LESS THAN 25% OF THE VALUE OF THE COMMON STOCK AND ANY OTHER CLASS OF SECURITY THAT IS TREATED AS AN EQUITY INTEREST IN THE CORPORATION FOR PURPOSES OF THE PLAN ASSET REGULATIONS IS HELD BY (A) EMPLOYEE BENEFIT PLANS (AS DEFINED IN SECTION 3(3) OF ERISA), WHETHER OR NOT SUBJECT TO TITLE I OF ERISA), (B) PLANS DESCRIBED IN SECTION 4975(e)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, (C) ENTITIES WHOSE UNDERLYING ASSETS INCLUDE PLAN ASSETS BY REASON OF A PLAN’S INVESTMENT IN SUCH ENTITIES, OR (D) ENTITIES THAT OTHERWISE CONSTITUTE “BENEFIT PLAN INVESTORS” WITHIN THE MEANING OF THE PLAN ASSET REGULATIONS, WITH SUCH PERCENTAGE DETERMINED WITHOUT REGARD TO THE VALUE OF ANY SUCH INTERESTS HELD BY OTHER PERSONS WITH AUTHORITY OR CONTROL WITH RESPECT TO THE ASSETS OF THE CORPORATION OR THEIR AFFILIATES (OTHER THAN BENEFIT PLANS INVESTORS).  ANY PERSON WHO PURPORTS BENEFICIALLY OR CONSTRUCTIVELY TO OWN OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OTHER THAN IN COMPLIANCE WITH ALL OF THE FOREGOING PROCEDURES AND OTHER RESTRICTIONS MUST IMMEDIATELY NOTIFY THE CORPORATION.  IF ANY OF THE PROCEDURAL REQUIREMENTS OR OTHER RESTRICTIONS ON TRANSFER OR OWNERSHIP ARE VIOLATED, THE ATTEMPTED TRANSFERS WILL BE VOID AB INITIO, AND THE SHARES OF CAPITAL STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES.

ARTICLE XV

OPT-OUT OF MARYLAND BUSINESS COMBINATION ACT PROVISION

The Corporation hereby expressly elects not to be governed by the provisions of Section 3-602 of the Maryland General Corporation Law.

ARTICLE XVI

AMENDMENT

The Corporation reserves the right from time to time to make any amendments of the Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights, as expressly set forth in the Charter, of any of its outstanding stock by classification, reclassification or otherwise, but no such amendment which changes such terms or contract rights shall be valid unless such amendment shall have been authorized by not less than a majority of the aggregate number of the votes entitled to be cast thereon, by vote at a meeting or in writing with or without a meeting; provided, however, that any amendment to, repeal of or adoption of any provision inconsistent with Article VIII, Section 3 shall have been authorized by not less than two-thirds of the aggregate votes entitled to be cast thereon (considered for this purpose as a single class), by vote at a meeting or in writing with or without a meeting.

ARTICLE XVII

DURATION

The duration of the Corporation shall be perpetual.

Third:  These Amended and Restated Articles of Incorporation of the Corporation have been approved by a majority of the Board of Directors and approved by the stockholders of the Corporation as required by law.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been signed on this 14th day of May, 2004 by the undersigned, each of whom acknowledges, under penalty of perjury, that this document is his free act and deed, that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

I hereby consent to my designation in this document as resident agent for this corporation. SIGNATURE OF RESIDENT AGENT LISTED IN ARTICLE IV: CSC — Lawyers Incorporating Service Company

CSC — Lawyers Incorporating Service Company

By:
Name:
Title:	President

ATTEST:

By:
Name:
Title:	Secretary